UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Pitney Bowes Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 13, 2023, Pitney Bowes Inc. (the “Company”) issued the following press release in connection with the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). A copy of the press release can be found below:

Pitney Bowes Files Investor Presentation for 2023 Annual Meeting

Urges Shareholders to Vote FOR Pitney Bowes’ Nominees and Katie May on the GOLD Proxy Card

STAMFORD, Conn., April 13, 2023 – Pitney Bowes (the “Company”) (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today announced that it has filed an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2023. The full presentation can be found here https://voteforpitneybowes.com/wp-content/uploads/2023/04/committed-to-shareholder-value-creation.pdf.

Key Highlights of the Presentation

•

Over the past 10 years, the Pitney Bowes Board and its management team have taken decisive actions to create sustainable value for shareholders by transforming the Company from a position of secular decline to growth. The Board and management team have overseen the Company’s significant transformation to address structural business challenges and reposition Pitney Bowes as a shipping and logistics business comprised of a balanced and coherent portfolio of steady revenue and high-growth segments. This includes simplifying the business into three synergistic segments focused on reducing the complexity of mailing and shipping for clients – Sending Technologies (“SendTech”), Presort, and Global Ecommerce (“GEC”) – and we have taken targeted steps to optimize these segments to the current business climate through the following:

•	SendTech – Reinvested to create a comprehensive letter mailing and parcel shipping solution.

•	Presort – Invested through acquisitions and technology to enable growth in a declining environment.

•	GEC – Built a new growth segment delivering $1.6 billion of revenue as of 2022, which is on the path to being profitable.

•

Pitney Bowes’ transformation strategy has laid a strong foundation for sustainable profitable growth and shareholder value creation. Investments in GEC have significantly enhanced Pitney Bowes’ domestic parcel operations and capabilities, while investments in modernizing product portfolio and technology infrastructure have boosted growth potential for both SendTech and Presort.

•

At the time of Marc Lautenbach’s appointment as CEO in December 2012, Pitney Bowes was a portfolio of disjointed businesses in decline, several of which were suffering from a lack of investment in their product lines. Mr. Lautenbach’s leadership has helped reduce debt by $1.7 billion, eliminate several hundred million dollars of expenses, return $1.5 billion of capital to shareholders via dividends and share repurchases, invest $2.6 billion in our businesses, and divest $2.1 billion of strategically incoherent, slower-growth businesses. Throughout his tenure, Mr. Lautenbach has also improved the Company’s revenue CAGR from -8.6% from 2007 – 2012, the years prior to his joining the Company, to 4.9% from 2017 – 2022.

•

Following the acquisition of Newgistics and other strategic investments, Pitney Bowes has built GEC into a leading, integrated ecommerce logistics player capable of leveraging USPS final mile delivery for nationwide coverage, and the business is well positioned for continued growth and margin expansion as volumes increase. Supported by a series of strategic investments, GEC has grown at a ~23% CAGR between 2015 and 2022, and has recently made vast improvements in our operating and financial KPIs, including:

•	Improved on time delivery from 78% in March 2022 to over 90% currently.

•	Improved average domestic delivery time by two days in 2022 vs. 2021.

•	Improved customer loyalty, measured by Net Promoter Score (NPS), by 23 points year-over-year (“YoY”) in 2022.

•	Reduced revenue churn from 17% in 2021 to 8% in 2022.

•	Added 90+ new domestic parcel contract signings in 2022.

•	Improved unit gross profit by $0.34 YoY in 2022.

•	Enhanced consumer tracking event speed from 12 – 24 hours at the time of the former Newgistics acquisition to now being within seconds.

•

GEC’s current purpose-built strategy for B2C ecommerce logistics is the right one and departing from this strategy – as Hestia proposes – would be value destructive and unravel the significant network build-out, ecommerce logistics foothold, and strong client relationships we have established.

•

The Pitney Bowes Board is comprised of a strong, engaged, and diverse set of directors, with a balanced mix of experience, skills, leadership expertise, and new perspectives. In line with its commitment to regular and ongoing Board refreshment, Pitney Bowes recently appointed Darrell Thomas and Steven D. Brill to the Board, supported the election of Hestia nominee Katie May at the upcoming Annual Meeting, elected Robert M. Dutkowsky as Non-Executive Chair of the Board, along with announcing that three current directors will not stand for re-election. This continues the path of Board refreshment that the Company has undertaken the last few years. If Pitney Bowes’ recommended director nominees are elected, 88.9% of the Board will be independent, 66.7% of the Board will be diverse, and the average director tenure of the Board will be approximately 5.1 years. These changes exceed Hestia’s initial demands in the fall of 2022, and we believe any further near-term change would put Pitney Bowes’ operational stability and shareholder value at risk.

•

Hestia’s nominees, with the notable exception of Katie May, lack the necessary experience and skills to execute Pitney Bowes’ strategy, enhance long-term value for shareholders, and would be detrimental to the success of the Company. Hestia has grossly exaggerated the relevant backgrounds of its nominees and the majority of the business experience that Hestia cites for its director nominees is either superficial or not relevant to Pitney Bowes.

•

Marc Lautenbach is the right person to lead Pitney Bowes and his leadership is crucial to the future success of the Company. Mr. Lautenbach has directed the Company’s strategic transformation and taken decisive action to position the business for sustainable value creation for shareholders in an unpredictable and volatile market – moving Pitney Bowes from a position of secular decline to growth. A change in leadership at this juncture would impede the Company’s significant transformation progress over the past decade and put shareholder value at risk.

•

Despite claiming to have a qualified interim CEO candidate since December 2022, Hestia has not been able to present one and has instead defaulted to naming one of its previously named director nominees, Lance Rosenzweig as a last resort. The Board does not believe that Mr. Rosenzweig is qualified to serve as a director of Pitney Bowes, much less as CEO, based on his history of poor performance and weak corporate governance track record, as well as his lack of shipping and logistics experience.

•

Pitney Bowes has sought in earnest to work with Hestia over many months to avoid a costly and distracting proxy fight. We have already thoughtfully addressed Hestia’s initial demand of appointing three new directors to the Board through the appointments of Darrell Thomas and Steven D. Brill, along with the recommendation of Katie May for election at the Annual Meeting. However, Hestia has instead proceeded to move the goalposts and has continued to propose a wide range of conflicting and changing points of view and demands. Hestia’s erratic ‘flip-flopping’ has made it impossible for Pitney Bowes and Hestia to reach an amicable resolution and proves that Hestia has an incoherent, half-baked vision for how it would run the Company.

VOTE THE GOLD PROXY CARD TODAY FOR ALL PITNEY BOWES’

RECOMMENDED NOMINEES

The Board recommends all shareholders to vote “FOR” all the nominees recommended by the Pitney Bowes Board (all eight Company nominees and the recommended Hestia nominee, Katie May) on the GOLD proxy card today. All Pitney Bowes shareholders of record as of the close of business on March 10, 2023 are entitled to vote in connection with the Annual Meeting. Please vote using one of the following methods:

Vote Online	Vote by Mail
Go to the website	If you received your Annual Meeting
identified on the enclosed	material by mail, you also may choose to
GOLD proxy card or	grant your proxy by completing, signing,
voting instruction form.	dating, and returning the enclosed
GOLD proxy card.

To view the presentation, or for more information about the 2023 Annual Meeting, please visit: www.VoteforPitneyBowes.com. Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitor, Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

Also on April 13, 2023, the Company sent the following email to employees regarding the investor presentation referenced in the press release above. A copy of the email can be found below:

Today, the Pitney Bowes team filed an investor presentation with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2023 Annual Meeting to be held on May 9, 2023.

☐	To read the press release about the filing, click here
☐	To see the presentation, visit www.voteforpitneybowes.com

For the important facts about our performance, Board of Directors, commitment to shareholders, capital allocation history, and other important aspects of our business, please refer to www.voteforpitneybowes.com.

If you are a shareholder of Pitney Bowes, you can also find important information on how to vote on this website. Your Board of Directors recommends that you vote on the GOLD proxy card “FOR” all Pitney Bowes nominees as well as Hestia nominee Katie May. In addition, some of you who hold shares of Pitney Bowes stock may have recently received a letter and materials from them in connection with the Annual Meeting – we advise you disregard, and discard of any materials sent to you by Hestia.

If you are contacted by the media, please direct them to Bill Hughes, Chief Communications Officer at William.Hughes@pb.com. If you are contacted by an investor, please direct them to Ned Zachar, Vice President, Investor Relations at Ned.Zachar@pb.com.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

The above materials contain “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, we continue to navigate the impacts of the Covid-19 pandemic (Covid-19) as well as the risk of a global recession, and the effects that they may have on our and our clients’ business. Other factors which could cause future financial performance to differ materially from expectations, and which may also be exacerbated by Covid-19 or the risk of a global recession or a negative change in the economy, include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or USPS’ performance under those contracts; our ability to continue to grow and manage volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s 2022 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission (the “SEC”). Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Important Additional Information and Where to Find It

Pitney Bowes has filed a definitive proxy statement (the “Proxy Statement”) and other documents with the SEC in connection with its solicitation of proxies from shareholders in respect of Pitney Bowes’ 2023 annual meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING PITNEY BOWES’ PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING GOLD PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT PITNEY BOWES. Shareholders may obtain free copies of the Proxy Statement and other relevant documents that Pitney Bowes files with the SEC and on Pitney Bowes’ website at http://www.pitneybowes.com or from the SEC’s website at http://www.sec.gov.